Exhibit 5.2

Callister Nebeker & McCullough
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
ZIONS BANK BUILDING SUITE 900
10 EAST SOUTH TEMPLE
SALT LAKE CITY, UTAH  84133
TELEPHONE 801-530-7300
FAX 801-364-9127

April 28, 2008

VIA HAND DELIVERY
Zions Bancorporation
One South Main
Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as Utah counsel to Zions Bancorporation, a Utah corporation (the “Company”), in providing this opinion with respect to the registration under the Securities Act of 1933 (the “Act”) of 180,000 units of the Company’s Employee Stock Option Appreciation Rights Securities, Series 2008 (the “ESOARS™”) and 540,000 shares of the Company’s common stock, no par value (the “Common Shares”) as described in the Prospectus Supplement dated April 28, 2008 to the base Prospectus dated March 31, 2006 included in the Company’s registration statement on Form S-3 (Registration Number 333-132868) (such Prospectus Supplement and base Prospectus, together, the “Prospectus”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with our representation of the Company in this matter, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents, including the resolutions of the Company’s Board of Directors authorizing the filing of the Prospectus and the issuance of the ESOARS™ and the Common Shares (the “Resolutions”) necessary to or appropriate for our opinion contained in this letter (collectively, the “Transaction Documents”).  In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us.  We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible.

For purposes of this opinion, we have assumed the following, that

(i)           the ESOARS™ will be issued and sold in compliance with applicable federal and state laws and in the manner stated in the Prospectus;

(ii)           the ESOARS™ will be sold and delivered at such price(s) determined by, and in accordance with the terms of, the auction as set forth in the Prospectus; and

(iii)           the Common Shares will be issued and delivered in compliance with applicable federal and state laws and in the manner stated in the Prospectus.

Based upon and subject to and in reliance on the foregoing, it is our opinion that:

1.           The Company is a duly organized and existing corporation under the laws of the State of Utah.

2.           When the ESOARS™ have been duly issued and sold, against payment therefor, as contemplated in the Prospectus, the ESOARS™ will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.           When the Common Shares have been duly issued and delivered as full or partial payment to holders of the ESOARS™ as contemplated in the Prospectus, and if all of the foregoing actions are taken pursuant to the authority granted in the Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Shares will be validly issued, fully paid and nonassessable.

Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Document.

Our opinion, as set forth herein, is subject to the following further qualifications:

(A)           This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(B)           Members of our firm are admitted to the Bar in the State of Utah.  This opinion is limited to the federal laws of the United States and the laws of the States of Utah and New York, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction.  This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.  With respect to all matters of New York law, we have, with your approval, relied upon the opinion, dated the date hereof, of Morrison & Foerster LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Morrison & Foerster LLP.  We believe you and we are justified in relying on such opinion for such matters.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the above-referenced registration statement and to the references to us under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CALLISTER NEBEKER & McCULLOUGH

CALLISTER NEBEKER & McCULLOUGH
A Professional Corporation

cc:	Thomas E. Laursen, Esq.
Rick D. Burtenshaw, Esq.